UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                               SCHEDULE 13D
                              (Rule 13d-101)

         Information to be Included in Statements Filed Pursuant to 13d-1(a) and Amendments Thereto Filed Pursuant to 13d-2(a)


                Under the Securities Exchange Act of 1934
                           (Amendment No.  14)*

                         THE SEAGRAM COMPANY LTD.
                             (Name of Issuer)

                common shares without nominal or par value
                      (Title of Class of Securities)

                               811850 10 6
                              (CUSIP Number)
                              Sarah E. Cogan
                        Simpson Thacher & Bartlett
     425 Lexington Avenue, New York, New York 10017 (212) 455-3575 (Name, Address and Telephone Number of Person Authorized to Receive
                       Notices and Communications)

                           February 24, 1999
         (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box /_/.

Note: Schedule filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
Sections 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page     2   of  37      Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates, as trustee of a certain charitable foundation and as voting trustee under a certain voting trust agreement.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                       732,441
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                      1,726,688
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                         732,441
              10  SHARED DISPOSITIVE POWER

                                             60,344,960

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             62,563,733

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   15.7
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page     3      of  37  Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    THE HON. CHARLES R. BRONFMAN, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                   112,899,802
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                      1,726,688
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                         501,034
              10  SHARED DISPOSITIVE POWER

                                              4,014,520

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            114,626,490

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   28.7
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page     4      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    PHYLLIS LAMBERT, as director of a certain charitable foundation.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                       750,000
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                            240
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                         750,000
              10  SHARED DISPOSITIVE POWER

                                                    240

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                750,240

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    0.2
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page     5      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                       132,574
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                        240,000
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                         132,574
              10  SHARED DISPOSITIVE POWER

                                                240,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                372,574

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    0.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page     6      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    EDGAR BRONFMAN, JR., individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                     2,639,840
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                        240,000
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                       2,639,840
              10  SHARED DISPOSITIVE POWER

                                             60,345,262

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             62,985,102

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   15.7
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page     7      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    MATTHEW BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                           240
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                            240
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                             240
              10  SHARED DISPOSITIVE POWER

                                             60,104,844

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             60,105,084

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   15.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page     8      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    STEPHEN R. BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                        24,000
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                            240
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                          24,000
              10  SHARED DISPOSITIVE POWER

                                             27,574,404

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             27,598,404

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    6.9
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page     9      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    ELLEN J. BRONFMAN HAUPTMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                        24,000
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                          24,000
              10  SHARED DISPOSITIVE POWER

                                             24,294,164

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             24,318,164

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    6.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    10      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    HAROLD R. HANDLER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                             60,104,604

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             60,104,604

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   15.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    11      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    MAYO A. SHATTUCK III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                             60,104,604

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             60,104,604

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   15.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    12      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    JOHN L. WEINBERG, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                        12,000
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                          12,000
              10  SHARED DISPOSITIVE POWER

                                             60,104,604

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             60,116,604

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   15.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    13      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                             27,574,164

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             27,574,164

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    6.9
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    14      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    ROBERT S. VINEBERG, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                        53,200
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                          53,200
              10  SHARED DISPOSITIVE POWER

                                             23,800,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             23,853,200

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                    6.0

14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    15      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    GARY J. GARTNER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                              8,400,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              8,400,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) INCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    2.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    16      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                              8,400,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              8,400,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    2.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    17      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    JEFFREY D. SCHEINE, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                              8,400,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              8,400,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    2.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    18      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         Barbados

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                             16,320,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             16,320,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    4.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    19      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    NEVILLE LEROY SMITH, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         Barbados

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                             16,320,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             16,320,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    4.1
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    20      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    BRUCE I. JUDELSON, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                       302,760
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                              0
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                         302,760
              10  SHARED DISPOSITIVE POWER

                                             16,320,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             16,622,760

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    4.2
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    21      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    STANLEY N. BERGMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                      1,486,332
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                              1,420,004

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              1,486,332

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    0.4
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    22      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    DR. GUIDO GOLDMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                      1,486,332
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                              1,420,004

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              1,486,332

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    0.4
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D

CUSIP No.     811850 10 6                Page    23      of
                                         37           Pages

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    LEONARD M. NELSON, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                 (b) /_/
 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          /_/

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

               7   SOLE VOTING POWER
 NUMBER OF
   SHARES                                             0
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH                                      1,486,332
 REPORTING     9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                                               0
              10  SHARED DISPOSITIVE POWER

                                              1,420,004

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              1,486,332

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          /_/

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    0.4
14  TYPE OF REPORTING PERSON*

                                                     IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                                          Page 24 of 37 Pages

Item 5.  Interest in Securities of the Issuer.

         Item 5 of the Statement on Schedule 13D, as amended, to which this amendment relates (the "Schedule 13D"), filed pursuant to Rule 13d-1 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the common shares without nominal or par value (the "Shares") of The Seagram Company Ltd., is hereby supplemented as follows:

         Current Ownership.  As of the date hereof, Bronfman
Associates, a New York general partnership ("BA"), owns 58,618,088 Shares or approximately 14.7% of the outstanding Shares. Edgar M. Bronfman is the Managing Partner of BA and the other partners of BA are the Edgar Miles Bronfman Trust (the "EMBT"), which holds a 99% general partnership interest, and the children of Edgar M. Bronfman, including Samuel Bronfman II, Edgar Bronfman, Jr. and Matthew Bronfman. The EMBT owns no Shares directly. Edgar M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Harold R. Handler, Mayo A. Shattuck III and John L. Weinberg are the trustees of the EMBT and of the PBBT/Edgar Miles Bronfman Family Trust (the "PBBT/EMBFT"), which are trusts for the benefit of Edgar M. Bronfman and his descendants. The PBBT/EMBFT owns 1,486,516 Shares or approximately 0.37% of the outstanding Shares.

         The C. Bronfman Family Trust (the "C.BFT"), the Charles
Rosner Bronfman Family Trust (the "CRBFT"), The Charles Bronfman Trust (the "CBT"), The Charles Bronfman Trust II (the "CBT II"), The Charles R. Bronfman Trust (the "CRBT") and The Charles R. Bronfman Discretionary Trust (the "CRBDT"), trusts for the benefit of Charles R. Bronfman and his descendants, own 16,320,000 Shares, 23,800,000 Shares, 1,700,000
Shares, 5,000,000 Shares, 1,700,000 Shares and 302,760 Shares, or approximately 4.1%, 6.0%, 0.43%, 1.3%, 0.43% and 0.08% of the outstanding Shares, respectively. Trevor Carmichael, Neville LeRoy Smith and Bruce
I. Judelson are the trustees of the C.BFT. Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Arnold M. Ludwick and Robert S. Vineberg are the trustees of the CRBFT, and Gary J. Gartner, Steven H. Levin and Jeffrey
D. Scheine are the trustees of each of the CBT, the CBT II and the CRBT. Bruce I. Judelson is the trustee of the CRBDT.

         The Saidye Rosner Bronfman Ruby Trust (the "Ruby Trust") and the Saidye Rosner Bronfman Topaz Trust (the "Topaz Trust," and together with the Ruby Trust, the "de Gunzburg Trusts"), trusts for the benefit of descendants of the late Minda de Gunzburg, own 1,320,000 Shares and 100,004 Shares, or approximately 0.33% and 0.03% of the outstanding Shares, respectively. Stanley N. Bergman, Dr. Guido Goldman and Leonard M. Nelson are the trustees of the de Gunzburg Trusts.

         Philotecton Canada Inc. ("Philotecton"), a corporation wholly owned by Phyllis Lambert, owns 750,000 Shares or approximately 0.19% of the outstanding Shares.

         Edgar M. Bronfman, Charles R. Bronfman, Phyllis Lambert and the late Minda de Gunzburg are siblings.

                                                      Page 25 of 37 Pages

         The Claridge Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold M. Ludwick, owns 3,280,000 Shares or approximately 0.82% of the outstanding Shares. The Chastell Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman, Ellen J. Bronfman Hauptman and Arnold M. Ludwick, owns 494,164 Shares or approximately 0.12% of the outstanding Shares. The Samuel Bronfman Foundation, a charitable foundation the trustees of which include Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II and Edgar Bronfman, Jr., owns 240,000 Shares or approximately 0.06% of the outstanding Shares. The Samuel and Saidye Bronfman Family Foundation, a charitable foundation the directors of which include Phyllis Lambert, Matthew Bronfman and Stephen R. Bronfman, owns 240 Shares.

         Edgar M. Bronfman owns directly 240 Shares, holds currently exercisable options to acquire 732,201 Shares and serves as an executor of an estate which owns 356 Shares; Charles R. Bronfman holds currently exercisable options to acquire 501,034 Shares and serves as an executor of an estate which owns 356 Shares; Samuel Bronfman II owns directly 240 Shares and holds currently exercisable options to acquire 132,334 Shares; Edgar Bronfman, Jr. owns directly 240 Shares, holds currently exercisable options to acquire 2,639,600 Shares and, through an investment in the Joseph E. Seagram & Sons, Inc. 401(k) Plan with a value of $20,312.62 as of August 31, 1998, owns indirectly approximately 658 Shares; Matthew Bronfman owns directly 240 Shares; Stephen R. Bronfman owns directly 24,000 Shares; Ellen J. Bronfman Hauptman owns directly 24,000 Shares; John L. Weinberg owns directly 12,000 Shares and Robert S. Vineberg owns indirectly 53,200 Shares. Except with respect to Shares held by Edgar Bronfman, Jr. through the 401(k) Plan, each of such persons has the sole power to vote, or direct the voting of, and the sole power to dispose of, or direct the disposition of, the Shares stated to be owned directly, or indirectly in the case of Mr. Vineberg, by such person. In addition, the spouse of Edgar M. Bronfman owns directly 1,840 Shares, and the spouse of Charles R. Bronfman owns directly 12,000 Shares.

         The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Shares beneficially owned by each of the aforementioned trusts is shared by the respective trustees of such trusts, except that the authority of the trustees to vote and dispose of the Shares beneficially owned by the trusts is limited by the voting trust agreements and right of first refusal agreement described below.

         Charles R. Bronfman is the voting trustee under a Voting Trust Agreement dated August 3, 1984, as amended, covering the 112,398,768 Shares owned directly or indirectly by the EMBT, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBT, the CBT II, the CRBT, The Claridge Foundation and The Chastell Foundation. See Item 6 - "Voting Trust Agreements" of the Schedule 13D.

         Edgar M. Bronfman, Charles R. Bronfman, Stanley N.
Bergman, Leonard M. Nelson and Dr. Guido Goldman are the voting trustees under a Voting Trust Agreement dated May 15, 1986 covering the 1,420,004

                                                      Page 26 of 37 Pages

Shares owned by the de Gunzburg Trusts, and 66,328 Shares owned by Jean de Gunzburg. See Item 6 - "Voting Trust Agreements" of the Schedule 13D.

         The Shares subject to the aforementioned voting trusts, along with Shares owned by Philotecton, are subject to a right-of-first-refusal agreement. See Item 6 - "Right of First Refusal Agreements" of the Schedule 13D.

         Each person identified in the Schedule 13D expressly disclaims any beneficial interest in the Shares, except for those Shares which are stated to be owned directly by such person or, in the case of Phyllis Lambert, owned by Philotecton, and except to the extent of such person's beneficial interest in a trust which owns such Shares.

         Except to the extent expressly provided in agreements described in the Schedule 13D, the persons filing this statement expressly disclaim (i) that the trustees of the trusts referred to in the
Schedule 13D act as a group with the trustees of any other trusts referred to in the Schedule 13D, and (ii) that any group exists with respect to the Shares referred to in the Schedule 13D.

         The number of Shares over which the trustees of the trusts described herein, Phyllis Lambert and Samuel Bronfman II exercise voting or dispositive power, either sole or shared, are set forth on the cover pages hereto. Percentages set forth on such cover pages and in this Item 5 are based on the 399,017,268 Shares outstanding as of January 31, 1999.

         Recent Transactions.

         On December 17, 1998, the Charles Rosner Bronfman
Discretionary Trust transferred 1,002,760 Shares owned directly by it to the CRBDT.

         On February 15, 1999, Philotecton donated 78,000 Shares owned directly by it to the Canadian Centre for Architecture.

         On February 17, 1999, BA, the C.BFT, the CRBDT, the
Chastell Foundation and Phyllis Lambert sold an aggregate of 242,600
Shares in open market sales effected through brokerage transactions by Bear, Stearns & Co. Inc. ("Bear Stearns" on the New York Stock
Exchange at the following per Share prices (excluding brokerage commissions):

                                                      Page 27 of 37 Pages

Seller                                Number of        Price per
                                      Shares           Share

Bronfman Associates                   56,600           $48.3194

C. Bronfman Family Trust              94,300           $48.3194

Charles R. Bronfman Discretionary     66,000           $48.3194
Trust

The Chastell Foundation               9,500            $48.3194

Phyllis Lambert                       16,200           $48.3194




                 On February 18, 1999, BA, the C.BFT, the CRBDT, the Chastell Foundation and Phyllis Lambert sold an aggregate of 601,700 Shares in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at the following per Share prices (excluding brokerage commissions):




Seller                                Number of        Price per
                                      Shares           Share

Bronfman Associates                   140,400          $46.8174

C. Bronfman Family Trust              233,900          $46.8174

Charles R. Bronfman Discretionary     163,800          $46.8174
Trust

The Chastell Foundation               23,400           $46.8174

Phyllis Lambert                       40,200           $46.8174


                 On February 19, 1999, BA, the C.BFT, the CRBDT, the Chastell Foundation and Phyllis Lambert sold an aggregate of 607,600 Shares in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at the following per Share prices (excluding brokerage commissions):

                                                      Page 28 of 37 Pages


Seller                                Number of        Price per
                                      Shares           Share

Bronfman Associates                   141,700          $46.7057

C. Bronfman Family Trust              236,300          $46.7057

Charles R. Bronfman Discretionary     165,400          $46.7057
Trust

The Chastell Foundation                23,600          $46.7057

Phyllis Lambert                        40,600          $46.7057



                 On February 22, 1999, BA, the C.BFT, the CRBDT, the Chastell Foundation and Phyllis Lambert sold an aggregate of 1,120,100 Shares in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at the following per Share prices (excluding brokerage commissions):


Seller                                Number of        Price per
                                      Shares           Share

Bronfman Associates                   261,300          $46.8386

C. Bronfman Family Trust              435,500          $46.8386

Charles R. Bronfman Discretionary     304,800          $46.8386
Trust

The Chastell Foundation                43,500          $46.8386

Phyllis Lambert                        75,000          $46.8386



                 On February 23, 1999, Edgar M. Bronfman exercised employee stock options for 111,720 Shares and sold the 111,720 Shares in open market sales effected through brokerage transactions by Chase Securities Inc. ("CSI") on the New York Stock Exchange at a price per Share of $46.8464.


                 On February 16, 1999, the CRBT transferred 1,000,000 Shares to Columbus Capital Corporation ("Columbus"), a wholly owned subsidiary of the CRBFT. On February 17, 1999, Columbus contributed such 1,000,000 Shares to 3524035 Canada Inc. in exchange for all the shares of 3524035 Canada Inc. On February 24, 1999, Columbus sold all its shares of 3524035 Canada Inc. and, thus, all of the 1,000,000 Shares previously transferred by the CRBFT, in a private sale to a third party at a price of Cdn. $67.90 per Share.

                                                      Page 29 of 37 Pages

                 On December 7, 1998, Jean de Gunzburg sold an aggregate of 50,000 Shares in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at an average price per Share (excluding brokerage commissions) of $38.5638 per Share. From January 21, 1999 to February 3, 1999, Jean de Gunzburg sold an aggregate of 200,000 Shares in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at the following per Share prices (excluding brokerage commissions):


                                     Number                     Price
        Date                       of Shares                  Per Share

      1/21/99                        50,000                    47.6875
      1/27/99                       100,000                    46.5843
      2/03/99                        50,000                    46.2500




                 On May 8, 1998, the Ruby Trust transferred 47,833
Shares to a beneficiary of the trust who on May 15, 1998 transferred such Shares to the Canary Charitable Foundation. An heir of the late Minda de Gunzburg is a member of the Board of Directors of said Foundation. The Canary Charitable Foundation sold all of such Shares in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at the following per Share prices (excluding brokerage commissions):


                                     Number                     Price
        Date                       of Shares                  Per Share

      6/10/98                        10,000                    43.0000
      1/21/99                        10,000                    47.0000
      1/27/99                        10,000                    46.5843
      2/01/99                        17,833                    47.2354


                 From January 21, 1999 to February 5, 1999, the Ruby Trust sold an aggregate of 732,167 Shares in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at the following per Share prices (excluding brokerage commissions):


                                     Number                     Price
        Date                       of Shares                  Per Share

      1/21/99                        50,000                    47.0000
      1/21/99                        50,000                    48.0000
      1/27/99                       100,000                    46.5843

                                                      Page 30 of 37 Pages

      1/29/99                       150,000                    47.5139

      2/01/99                        82,167                    47.2364

      2/02/99                        61,700                    46.0000

      2/03/99                        38,300                    46.0707

      2/03/99                       100,000                    46.5000

      2/05/99                        50,000                    47.5000

      2/05/99                        50,000                    48.0000

                                                      Page 31 of 37 Pages

Signatures

                 After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:               , 1999



                                  EDGAR M. BRONFMAN, individually, as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late
                                  Samuel Bronfman, as Managing Partner of
                                  Bronfman Associates, as trustee of a
                                  certain charitable foundation and as
                                  voting trustee under a certain voting
                                  trust agreement

                                  by:      /s/ Harold R. Handler
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           Powers of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  THE HON. CHARLES R. BRONFMAN, as
                                  director or trustee of certain
                                  charitable foundations and as voting
                                  trustee under certain voting trust
                                  agreements


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)

                                                      Page 32 of 37 Pages

                                  PHYLLIS LAMBERT


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  SAMUEL BRONFMAN II, individually and as
                                  trustee of a certain charitable
                                  foundation


                                  by:      /s/ Harold R. Handler
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  EDGAR BRONFMAN, JR., individually, as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late
                                  Samuel Bronfman and as trustee of a
                                  certain charitable foundation


                                  by:      /s/ Harold R. Handler
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           Powers of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)

                                                      Page 33 of 37 Pages

                                  MATTHEW BRONFMAN, individually and as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late
                                  Samuel Bronfman


                                  by:      /s/ Harold R. Handler
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           Powers of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  STEPHEN R. BRONFMAN, individually, as
                                  trustee under a certain trust for the
                                  benefit of descendants of the late
                                  Samuel Bronfman and as director of a
                                  certain charitable foundation


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  ELLEN J. BRONFMAN HAUPTMAN,
                                  individually, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman
                                  and as director of a certain charitable
                                  foundation


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)


                                  /s/ Harold R. Handler
                                  HAROLD R. HANDLER, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel Bronfman

                                                      Page 34 of 37 Pages

                                  MAYO A. SHATTUCK III, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Harold R. Handler
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  JOHN L. WEINBERG, individually and as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late
                                  Samuel Bronfman


                                  by:      /s/ Harold R. Handler
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           Powers of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  ARNOLD M. LUDWICK, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman
                                  and as a director of certain charitable
                                  foundations


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)

                                                      Page 35 of 37 Pages

                                  ROBERT S. VINEBERG, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  GARY J. GARTNER, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  STEVEN H. LEVIN, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel Bronfman



                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  JEFFREY D. SCHEINE, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel Bronfman



                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)

                                                      Page 36 of 37 Pages

                                  TREVOR CARMICHAEL, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  NEVILLE LEROY SMITH, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  BRUCE I. JUDELSON, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to
                                           a Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)



                                  /s/ Stanley N. Bergman
                                  STANLEY N. BERGMAN, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Minda de
                                  Gunzburg and as voting trustee under a
                                  certain voting trust agreement


                                  /s/ Guido Goldman
                                  DR. GUIDO GOLDMAN, as trustee under
                                  certain trusts for the benefit of

                                                      Page 37 of 37 Pages

                                  descendants of the late Minda de
                                  Gunzburg and as voting trustee under a
                                  certain voting trust agreement


                                  /s/ Leonard M. Nelson
                                  LEONARD M. NELSON, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Minda de
                                  Gunzburg and as voting trustee under a
                                  certain voting trust agreement